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                  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AUSTIN
BRUSSELS                      ATTORNEYS AT LAW
HOUSTON
MOSCOW           A REGISTERED LIMITED LIABILITY PARTNERSHIP
NEW YORK             INCLUDING PROFESSIONAL CORPORATIONS
PHILADELPHIA
SAN ANTONIO                  1700 PACIFIC AVENUE
WASHINGTON                       SUITE 4100
                          DALLAS, TEXAS 75201-4675
                               (214) 969-2800
                                TELEX 732324
                             FAX (214) 969-4343

                 WRITER'S DIRECT DIAL NUMBER (214) 969-4775

                                January 28, 1996


VIA EDGAR AND TELECOPY


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                   Re: MileStone Healthcare, Inc.: Withdrawal of Registration Statement on Form S-1 (No. 333-9013)

Dear Madam or Sir:

      On behalf of MileStone Healthcare, Inc., we hereby request withdrawal of the above-referenced registration statement pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended.

      If you have any questions or comments regarding this matter, please call me at (214) 969-4775 or Ken Menges at (214) 969-2783.

                                          Very truly yours,

                                          /s/ Drew F. Nachowiak

                                          Drew F. Nachowiak

DFN:aje


cc:   Shelley E. Parratt
      Karen J. Garnett
      Carol Stacey
      Maria Konstantinidis, Nasdaq National Market
      Charles L. Allen
      Donald Murray
      J. Kenneth Menges, Jr., P.C.